EXHIBIT ITEM 12 (a)(1)
                                 CODE OF ETHICS
            FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS
           (PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002)


I. COVERED OFFICERS/PURPOSE OF THE CODE

 This code of ethics (the "Code") for each of the registered investment companies managed by J. & W. Seligman & Co. Incorporated ("Seligman") (collectively, "Funds" and each a "Fund") applies to each Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

                  o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                  o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by a Fund;

                  o compliance with applicable laws and governmental rules and regulations;

                  o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

                  o        accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

       OVERVIEW.

                  A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

                  Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. The Funds' and Seligman's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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                  Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and Seligman of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for Seligman, or for both), be involved in establishing policies and implementing decisions that will have different effects on Seligman and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and Seligman and is consistent with the performance by the Covered Officers of their duties as Officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

                  Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

                                      * * *

         Each Covered Officer must:

                  o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

                  o not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

                  o report at least annually any business affiliations or other business relationships (including those of immediate family members) that have the potential to raise conflicts of interests.


         These are some conflicts of interest situations that should not occur unless specifically pre-approved by Seligman's General Counsel, Associate General Counsel or Director of Compliance:

                  o service as a director on the board of any public or private company;

                  o the receipt of any gifts of significant value or cost from any company with which a Fund has current or prospective business dealings;

                  o the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related,

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                           reasonable in cost, appropriate as to time and place,
                           and not so frequent nor so extensive as to raise any question of impropriety;

                  o any ownership interest in, or any consulting or employment relationship with, any of the Fund's non-public service providers, other than Seligman, Seligman Advisors, Inc., Seligman Services, Inc., Seligman Data Corp. or any affiliated person thereof;

                  o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

                  o each Covered Officer should familiarize himself with the disclosure requirements generally applicable to a Fund;

                  o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

                  o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of a Fund and Seligman with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

                  o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

                  o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

                  o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

                  o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

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                  o        notify Seligman's General Counsel, Associate General
                           Counsel or Director of Compliance promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         Seligman's General Counsel (or his designee) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(1) However, any approvals or waivers(2) granted to the Covered Officer will be promptly reported to the Chairman of the appropriate Fund's Board Operations Committee and reported to the appropriate Fund's Board at its next regular meeting.

                  The following procedures will be followed in investigating and enforcing this Code:

                  o Seligman's General Counsel (or his designee) will take all appropriate action to investigate any potential violations reported to him;

                  o if, after such investigation, Seligman's General Counsel believes that no violation has occurred, he is not required to take any further action;.

                  o any matter that the General Counsel believes is a violation will be reported to the appropriate Board;

                  o if the appropriate Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Seligman or its board; or a recommendation to dismiss the Covered Officer; and

                  o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, Seligman, Seligman Advisors, Inc., Seligman Services, Inc., Seligman Data Corp., or other service providers or any of their affiliates govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds', Seligman's and Seligman Advisors, Inc.'s and their affiliates' codes of ethics under Rule 17j-1 under the Investment Company Act and any other policies and procedures of such entities are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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(1) The General Counsel (or his designee) is authorized to consult, as appropriate, with counsel to the Funds and the Independent Directors, and is encouraged to do so.

(2) "Waiver" is defined as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, is defined as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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VI. AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of each Fund, including a majority of the independent directors.

VII. CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Fund's Board and its counsel, members of Seligman's Board of Directors and members of Seligman's Law and Regulation Department.

VIII. INTERNAL USE

         This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.




September 18, 2003


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EXHIBIT A

Persons Covered by this Code of Ethics

         Principal Executive Officer        -        Brian T. Zino
         Principal Financial Officer        -        Lawrence P. Vogel